CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



        To the stockholders of:
        StrikeForce Technologies, Inc.
        Edison, New Jersey

        We have issued our report dated March 28, 2005, except for Note 20, as to which the date is April 27, 2005, accompanying the financial statements of StrikeForce Technologies, Inc. contained in the Registration Statement on Form SB-2 and Prospectus, We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the headings "Selected Financial Data" and "Experts".



        /S/ MASSELLA & ASSOCIATES, CPA, PLLC
        ------------------------------------
        MASSELLA & ASSOCIATES, CPA, PLLC
        Syosset, New York
        June 27, 2005